Exhibit (b)(v) under Form N-1A
                                     Exhibit 3(ii) under Item 601/Reg S-K


                              AMENDMENT #11
                             TO THE BY-LAWS
                                   OF
                          FEDERATED STOCK TRUST

                      Effective September 21, 2004



Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 11 as Section 12:

      Section 11. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.